Exhibit 99.1

IR Contact: Spencer Wang Vice President, Finance & Investor Relations 408 540-3700	PR Contact: Jonathan Friedland Chief Communications Officer 310 734-2958
Netflix Announces Seven-For-One Stock Split

LOS GATOS, Calif., June 23, 2015 - Netflix, Inc. (Nasdaq: NFLX) announced today that its Board of Directors has approved a seven-for-one stock split to be effected in the form of a stock dividend of six additional shares of common stock for each outstanding share of common stock. The stock dividend will be payable on July 14, 2015 to stockholders of record at the close of business on July 2, 2015. The new shares will be delivered by Netflix’s transfer agent Computershare Trust Company.

Netflix stock will begin trading regular way at the post-split price on July 15, 2015. Any shares purchased between the July 2, 2015 record date and the July 14, 2015 payment date will come with a "due-bill" entitling the buyer to six additional shares for each share purchased.

About Netflix, Inc.

Netflix is the world’s leading Internet television network with over 62 million members in over 50 countries enjoying more than 100 million hours of TV shows and movies per day, including original series, documentaries and feature films. Members can watch as much as they want, anytime, anywhere, on nearly any Internet-connected screen. Members can play, pause and resume watching, all without commercials or commitments.